Exhibit 99.1

Plus Therapeutics Executes $17.6 Million Award Contract with Cancer

Prevention & Research Institute of Texas

Initial CPRIT grant funds of $1.9 million to be disbursed to Company by October 31, 2022

CPRIT grant to support majority of 186RNL targeted therapeutic development costs for leptomeningeal metastases program over three years; extends expected Company cash runway through 2025

AUSTIN, Texas, September 22, 2022 – Plus Therapeutics, Inc. (Nasdaq: PSTV) (the “Company”), a clinical-stage pharmaceutical company developing innovative, targeted radiotherapeutics for rare and difficult-to-treat cancers, today announced that it has finalized and signed a grant contract with the Cancer Prevention & Research Institute of Texas (CPRIT) for its previously announced $17.6 million Product Development Research funding award. The award will cover the majority of the development costs of the Company’s lead investigational targeted radiotherapeutic, Rhenium-186 NanoLiposome (186RNL), for the treatment of patients with leptomeningeal metastases (LM) over a three-year period, beginning in the fourth quarter of 2022.

“This award from CPRIT significantly strengthens the company’s balance sheet,” said Marc H. Hedrick M.D., President and Chief Executive Officer of Plus Therapeutics. “This non-dilutive funding coupled with existing cash, extends our expected cash runway through 2025. Currently, our two lead CNS cancer programs are externally funded through Phase 2 and multiple clinical milestones.”

The agreement provides for $17.6 million in funding from CPRIT over the three-year grant period starting on August 31, 2022 and follows the expected increase of development costs as the ReSPECT-LM clinical trial progresses to later stages:

•	Year 1: September 1, 2022 to August 31, 2023: $3.7 million

•	Year 2: September 1, 2023 to August 31, 2024: $6.7 million

•	Year 3: September 1, 2024 to August 31, 2025: $7.2 million

The Company reported $18.1 million in cash as of June 30, 2022. In conjunction with the National Institutes of Health (NIH) and CPRIT grants, together with cash on hand, the Company believes it has capital to fund both its currently planned overhead and development expenses through 2025.

In the second quarter of 2022, the Company completed enrollment of Cohort 1 in the ReSPECT-LM Phase 1/2a dose escalation trial (NCT05034497). Blinded interim data for Cohort 1 was reviewed and assessed by the independent Data and Safety Monitoring Board (DSMB) which determined it was appropriate to begin enrolling patients in Cohort 2. The U.S. Food and Drug Administration has granted Fast Track designation to 186RNL for the treatment of LM. Safety and feasibility data from the ReSPECT-LM clinical trial was recently presented at the 2022 Annual Conference on CNS Clinical Trials and Brain Metastases.

About the Cancer Prevention & Research Institute of Texas (CPRIT)

CPRIT was created by the Texas Legislature and approved by a statewide vote in 2007 to lead the Lone Star State’s fight against cancer. In 2019, Texas voters again voted overwhelmingly to continue CPRIT with an additional $3 billion for a total $6 billion investment in cancer research and prevention.

To date, CPRIT has awarded over $3.0 billion in grants to Texas research institutions and organizations through its academic research, prevention and product development research programs. CPRIT has recruited 281 distinguished researchers, supported the establishment, expansion or relocation of 52 companies to Texas and generated over $7.66 billion in additional public and private investment. CPRIT funding has advanced scientific and clinical knowledge and provided 8.2 million life-saving cancer prevention and early detection services reaching Texans from all 254 counties. Learn more at cprit.state.tx.us.

About Plus Therapeutics, Inc.

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company focused on the development, manufacture, and commercialization of complex and innovative treatments for patients battling cancer and other life-threatening diseases. Our proprietary nanotechnology platform is currently centered around the enhanced delivery of a variety of drugs using novel liposomal encapsulation technology. Liposomal encapsulation has been extensively explored and undergone significant technical and commercial advances since it was first developed. Our platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers. More information may be found at PlusTherapeutics.com and ReSPECT-Trials.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws. All statements in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by future verbs, as well as terms such as “designed to,” “will,” “can,” “potential,” “focus,” “preparing,” “next steps,” “possibly,” and similar expressions or the negatives thereof. Such statements are based upon certain assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These statements include, without limitation, statements regarding the following: the potential promise of 186RNL including the potential ability of 186RNL to safely and effectively deliver radiation directly to the tumor at high doses; expectations as to the Company’s future performance including the next steps in developing the Company’s current assets; the Company’s clinical trials including statements regarding the timing and characteristics of the ReSPECT-LM trial; possible negative effects of 186RNL; the continued evaluation of 186RNL for LM including through evaluations via a second patient cohort; capital requirements, timing and speed of development; cash needs and anticipated forecast; and the intended functions of the Company’s platform and expected benefits from such functions.

The forward-looking statements included in this press release are subject to a number of risks and uncertainties that may cause actual results to differ materially from those discussed in such forward-looking statements. These risks and uncertainties include, but are not limited to: requirements to comply with the terms of the CPRIT grant; the early stage of the Company’s product candidates and therapies, and the results of the Company’s research and development activities, including uncertainties relating to the clinical trials of its product candidates and therapies; the Company’s liquidity and capital resources and its ability to raise additional cash; the outcome of the Company’s partnering/licensing efforts; risks associated with laws or regulatory requirements applicable to the Company, market conditions, product performance, litigation or potential litigation, and competition within the regenerative medicine field, among others; changes in the CPRIT program; changing sources and uses of cash; and additional risks described under the heading “Risk Factors” in the Company’s Securities and Exchange Commission filings, including in the Company’s annual and quarterly reports. There may also be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. federal securities laws to do so.

Investor Contact

Peter Vozzo

ICR Westwicke

(443) 377-4767

Peter.Vozzo@westwicke.com

Media Contact

Terri Clevenger

ICR Westwicke

(203) 856-4326

Terri.Clevenger@westwicke.com